Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sugar Creek Financial Corp.

We consent to the incorporation by reference in the registration statement on Form S-8 of Sugar Creek Financial Corp. of our report dated June 26, 2015, with respect to the consolidated balance sheets of Sugar Creek Financial Corp. and Subsidiary as of March 31, 2015 and 2014, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2015, which report appears in the March 31, 2015 annual report on Form 10-K of Sugar Creek Financial Corp.

/s/ Michael Trokey & Company, P.C.
June 14, 2016
St. Louis, Missouri